UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

June 22, 2018

OXFORD SQUARE CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0188736
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2018, Oxford Square Capital Corp. (the “Company,” “we,” “us,” or “our”) issued a press release that Oxford Square Funding 2018, LLC (“OXSQ Funding”), a special purpose vehicle that is a wholly-owned subsidiary of the Company, entered into a credit facility (the “Facility”) with Citibank, N.A. A copy of the press release is attached hereto as Exhibit 99.1.

Pursuant to the terms of the credit agreement governing the Facility, OXSQ Funding has borrowed approximately $95,200,000. No additional borrowings under the Facility are permitted. The Facility is secured by a pool of loans sold and contributed by the Company to OXSQ Funding. The Company will act as the collateral manager of the loans owned by OXSQ Funding and will retain a residual interest through its ownership of OXSQ Funding. OXSQ Funding used the net proceeds of the Facility to pay fees and expenses incurred in connection with the Facility and to pay the purchase price for the loans purchased by it from the Company.

Subject to certain exceptions, pricing under the Facility is based on the London interbank offered rate for an interest period equal to three months plus a spread of 2.25% per annum.  Interest on the outstanding principal amount owing under the Facility is payable quarterly in arrears.

The Facility will mature, and all outstanding principal and accrued and unpaid interest thereunder will be due and payable, on June 21, 2020, and is subject to periodic repayment prior to such date from collections on OXSQ Funding’s loan assets and certain other mandatory payment requirements. OXSQ Funding may elect to reduce the amount of the Facility, in whole or in part, at any time subject to payment of a prepayment fee and certain funding breakage fees if prepayments occur prior to expiration of the relevant interest period.

In connection with the Facility, OXSQ Funding has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Facility also includes usual and customary events of default for credit facilities of this nature.

The Company will service as collateral manager to OXSQ Funding and in such capacity will perform certain collateral management functions, including the servicing, administration and collection of OXSQ Funding’s assets, as well as certain administrative, supervisory and advisory functions. In its capacities as collateral manager and equityholder of OXSQ Funding, the Company has made certain customary representations, warranties and covenants.

As part of this transaction, the Company entered into a sale, contribution and master participation agreement with OXSQ Funding under which the Company sold and contributed a portfolio of loans to OXSQ Funding. The Company has made customary representations, warranties and covenants in the sale, contribution and master participation agreement.

The Bank of New York Mellon Trust Company, National Association serves as collateral administrator to OXSQ Funding under a collateral administration agreement. In its capacity as collateral manager, the Company has also made customary representations, warranties and covenants in the collateral administration agreement.

The descriptions of the documentation relating to this transaction contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the forms of underlying agreements, attached hereto as Exhibits 10.1 through 10.3 and incorporated into this Current Report on Form 8-K by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Credit and Security Agreement among Oxford Square Funding 2018, LLC, as borrower, the lenders from time to time parties thereto, Citibank, N.A., as administrative agent, The Bank of New York Mellon Trust Company, National Association, as collateral agent and as collateral custodian, and Oxford Square Capital Corp., as collateral manager, dated June 21, 2018.
10.2	Form of Sale, Contribution And Master Participation Agreement by and between Oxford Square Funding 2018, LLC, as the buyer and Oxford Square Capital Corp., as the seller, dated June 21, 2018.
10.3	Form Collateral Administration Agreement among Oxford Square Funding 2018, LLC, as borrower, Oxford Square Capital Corp., as collateral manager, and The Bank of New York Mellon Trust Company, National Association, as collateral administrator, dated June 21, 2018.
99.1	Press release dated June 21, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 22, 2018	OXFORD SQUARE CAPITAL CORP.

		By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President